Exhibit 99.1

Reticulate Micro and K2 Endeavor Formalize Joint Venture with Long-Form Agreement to Establish RMX

Pioneering Data Compression Solutions with CRISP for Commercial Applications

St Louis, MO — (January 2, 2025) — Reticulate Micro, Inc., – Reticulate Micro, a global leader in video and data compression technology, is proud to announce the signing of a long-form agreement with K2 Endeavor to formally establish RMX, a groundbreaking joint venture. RMX will bring Reticulate Micro’s revolutionary technology to the commercial market, transforming industries reliant on data-intensive operations.

RMX will develop CRISP (Compressed Rate Intelligent Streaming Protocol) based on Reticulate Micro’s proprietary VAST (Video Adaptive Systems Technology) technology. We believe CRISP represents a paradigm shift in data compression. Engineered to outperform traditional standards like H.264 and HEVC, CRISP provides unparalleled compression efficiency, reduced latency, and superior video streaming capabilities. It enables data transmission in environments where it was previously impractical or impossible, unlocking new opportunities for telecommunications, industrial operations, and beyond. CRISP will be delivered as a managed services solution creating predictable recurring revenue streams.

The Vision Behind RMX

The establishment of RMX builds on a shared vision to address critical challenges in data transmission and infrastructure efficiency. The joint venture will leverage Reticulate Micro’s technical expertise and K2 Endeavor’s extensive market knowledge to deploy solutions that optimize network performance, reduce operational costs, and enable new data-driven capabilities.

Andrew Sheppard, CEO of Reticulate Micro, stated:

“CRISP is the culmination of years of innovation in video and data compression technology. With RMX, we are taking this cutting-edge platform into the commercial arena, where it has the potential to redefine how industries manage and transmit data.”

Key Initial Rollout Opportunities

In its first phase, RMX will focus on deploying CRISP in two transformative use cases:

1.	Telecommunications Optimization:

o	CRISP will be installed on existing mobile tower infrastructure to improve bandwidth efficiency, reduce latency, and lower energy consumption.

o	Pilot projects are planned for Q1 2025 in strategic markets, including the Middle East and South America, in collaboration with leading Mobile Network Operators (MNOs).

2.	Industrial Applications in Mining:

o	CRISP will enable high-quality video streaming and data transmission in remote and challenging environments, supporting tele-remote applications for initiatives like the Ultra-Deep Mining Program.

o	These deployments aim to enhance safety and operational efficiency while demonstrating the platform’s adaptability to diverse industrial needs.

Reticulate Micro Inc. |. 4220 Duncan Ave., Ste. 201, St. Louis MO 63110

www.reticulate.io |. info@reticulate.io |. 866-70-MICRO

©2024 Reticulate Micro Inc.

Introducing CRISP: A Product for the Commercial Arena

CRISP is built on the foundation of proprietary VAST technology, which has been proven in critical and secure environments. Tailored for the commercial market, CRISP offers:

●	Unmatched Compression Efficiency: significantly reduces data transmission requirements compared to conventional standards.

●	Enhanced Video Quality: Ensures seamless streaming even in bandwidth-constrained environments.

●	Versatile Applications: From telecommunications to industrial monitoring, CRISP is a scalable solution for various data-intensive industries.

Karl Kit, Managing Director of K2 Endeavor, added:

“The formation of RMX is a testament to our shared commitment to innovation and excellence. CRISP is more than just a technology—it’s a transformative platform that will deliver real value to our partners and customers.”

A Strategic Launchpad for Growth

Headquartered in the UAE, RMX will serve as a global hub for deploying CRISP and other innovative solutions. The joint venture is poised to expand its footprint, driving technological advancement and operational efficiencies across multiple industries.

About Reticulate Micro, Inc.

Reticulate Micro, Inc., headquartered in St Louis, Missouri, is a video technology company focused on addressing the world’s growing crisis in video data transmission and storage. Through its proprietary VAST (Video Adaptive Systems Technology) platform, Reticulate is aiming to transform how organizations capture, transmit, store and share visual data. The Company’s battle-tested technology, proven in military applications, reduces video bandwidth, storage, and power consumption by up to 50% while maintaining quality across any network or hardware platform. From defence to AI and enterprise applications, Reticulate endeavors to redefine how organizations handle the growing demands of video data worldwide.

About K2 Endeavor

K2 Endeavor DMCC, headquartered in Dubai, UAE, is a recognized VAS (Valued Added Services) provider to the global telecommunications industry with a legacy spanning over 30 years. Renowned for its expertise in delivering VAS and managed solutions, the company has played an important role in introducing innovative services to telecommunication companies throughout the World. With a commitment to innovation, K2 Endeavor specializes in integrating cutting-edge technologies to meet the evolving demands of the digital era, empowering businesses with scalable, secure, and cost-effective solutions. Its extensive experience and customer-focused approach position K2 Endeavor as a trusted leader in telecommunications and beyond.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements that are subject to various risks and uncertainties. In addition, our representatives or we may make forward-looking statements orally or in writing from time to time. We base these forward-looking statements on our expectations and projections about future events, which we derive from the available information. Such forward-looking statements relate to future events or our future performance, including our financial performance and projections, revenue and earnings growth, and business prospects and opportunities. You can identify forward-looking statements by those that are not historical facts, particularly those that use terminology such as “intends,” “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. Although the Company believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are contained, and the Company does not undertake any duty to update any forward-looking statements except as may be required by law.

Reticulate Micro Inc. |. 4220 Duncan Ave., Ste. 201, St. Louis MO 63110

www.reticulate.io |. info@reticulate.io |. 866-70-MICRO

©2024 Reticulate Micro Inc.

Important Notice the Regarding Our Regulation A Offering

An offering statement regarding our offering of units consisting of one share of class A common stock and a warrant to purchase one share of class A common stock has been filed with the SEC. The SEC has qualified that offering statement, which means that Reticulate Micro may make sales of the securities described by that offering statement. It does not mean that the SEC has approved, passed upon the merits or passed upon the accuracy or completeness of the information in the offering statement. You may obtain a copy of the offering circular that is part of that offering statement through this link.

Investing in a public offering like our Regulation A offering is subject to unique risks, tolerance for volatility, and potential loss of your investment, that investors should be aware of prior to making an investment decision. Please carefully review the risk factors contained in the offering circular for this offering. For more information about Regulation A offerings, including the unique risks associated with these types of offerings, please click on the SEC’s Investor Alert.

Neither this document nor any of its content constitutes an offer to sell, solicitation of an offer to buy or a recommendation for any security by Reticulate Micro or any third party. The content of this document is provided for general information purposes only and is not intended to solicit the purchase of securities or to be used as investment, legal or tax advice. A securities offering by Reticulate Micro is only being made pursuant to the offering circular described above. The content of this document is qualified in its entirety by such offering circular. Prospective investors are urged to consult with their own, investment, legal and tax advisors prior to making any investment in Reticulate Micro.

Contact:

Media:
Reticulate Micro Media Relations
media@reticulate.io

Investor Relations:
Reticulate Micro Investor Relations
ir@reticulate.io

Reticulate Micro Inc. |. 4220 Duncan Ave., Ste. 201, St. Louis MO 63110

www.reticulate.io |. info@reticulate.io |. 866-70-MICRO

©2024 Reticulate Micro Inc.

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